                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT
                              --------------------

                  AGREEMENT made as of the date written below by and between WEIRTON STEEL CORPORATION, a Delaware corporation, with its principal executive offices located at Three Springs Drive, Weirton, West Virginia 26062 (hereinafter called the "Corporation") and the individual employee whose name and address appear on the signature page hereto (hereinafter called "Employee").

                  The parties hereto agree as follows:

                  FIRST: TERM AND DUTIES: The term of this Agreement shall commence on the date hereof and shall continue until terminated in accordance with Paragraph Second. During the term hereof, Employee shall serve as a full-time, salaried employee of the Corporation. Employee's duties, title, salary and other benefits shall be as agreed upon from time to time between Employee and the Corporation.

                  SECOND: ELIGIBILITY FOR TERMINATION BENEFITS: (a) Subject to paragraph (d) of Paragraph Third, if Employee's employment with the Corporation is terminated by the Corporation without just cause, Employee shall receive such benefits hereunder ("Termination Benefits") as determined in accordance with Paragraph Third, provided Employee, if requested, remains in the employment of the Corporation for a period not exceeding 60 days following receipt of a written notice of such termination. For purposes of this Agreement, termination of Employee's employment by the Corporation shall constitute a termination for "just cause" only if such termination is for one of the following reasons: (i) conviction of a felony punishable by a prison sentence of more than one year; (ii) habitual use of drugs without a prescription or habitual, excessive use of alcohol to the extent that any of such uses materially interferes with Employee's performance of his duties; or
(iii) refusal or failure, after notice, by Employee to perform or discharge duties and responsibilities appropriate to his position, which refusal or failure amounts to an extended and gross neglect of his duties to the Corporation. Except as otherwise specifically set forth in this Agreement or as otherwise prohibited by law, all rights of Employee, and all obligations of the

Corporation under this Agreement, shall cease and terminate on, and as of, the date of termination of employment for just cause.

                  (b) The Corporation shall be deemed to have agreed to a termination in accordance with paragraph (a) of this Paragraph Second from and after the date (i) the Employee is assigned duties or responsibilities significantly inconsistent with and less than the Employee's position, duties, responsibilities or status with the Corporation as in effect upon execution of this Agreement, (ii) the Employee's base salary, excluding any bonus or other compensation derived from any employee benefit plan, is ever reduced below any level attained by the Employee, or (iii) the Employee is required to reside other than in the Greater Pittsburgh Area in order to perform his duties for the Corporation; PROVIDED, that such action is taken without the Employee's consent, and within 30 days after the occurrence of any such event the Employee notifies the Corporation that he is so deeming the Corporation to have elected to terminate his employment, whereupon the Corporation shall be deemed to have terminated such employment as of the date of any such action or the date of such notice at the option of the Employee. If the date of termination is deemed to be a date earlier than the date of such notice, and the Corporation, upon receipt of such notice, promptly takes all actions hereunder required in the event of such termination, no intervening delay in taking such actions may be construed as a violation of this Agreement.

                  THIRD:  AMOUNT AND DURATION OF TERMINATION BENEFITS:
                  (a) Upon the termination of Employee's employment on any date in accordance with Paragraph Second (the "Termination Date"), Employee shall be treated as being an inactive employee for 18 months following the Termination Date, and Employee shall receive a total of 18 months base salary (excluding vacation or special pay) in effect at the Termination Date as follows: (i) 12 months base salary to be paid in one lump sum within 10 days following the Termination Date; (ii) starting in the 13th month following the Termination Date and ending in the 18th month following the Termination Date, six months base salary to be paid in six monthly installments. Any income earned by Employee from employment, or otherwise from a trade or business, in the 13th through the 18th month following the Termination Date (excluding any self-employment income), shall reduce on a dollar-for-dollar basis the compensation payable to Employee during such months pursuant to this paragraph.

Employee shall report all such other compensation to the Corporation. Furthermore, for a period of 18 months following the Termination Date, the Corporation shall (iii) continue to provide coverage for Employee and applicable dependents under all benefit plans of the Corporation providing life insurance or health, disability, hospitalization and major medical insurance at such levels as are not less than those in effect at the time of the Termination Date; and (iv) to the extent allowable under applicable law, cause Employee to continue to earn service credit for all purposes under any pension or retirement plan maintained by the Corporation in which Employee participated at the time of the Termination Date; PROVIDED, HOWEVER, that the coverage referred to in clause (iii) shall be suspended during any period in which and to the extent Employee is eligible for similar coverage under another employer plan. Notwithstanding the above, the Corporation shall not be obligated as provided in this Paragraph Third during any period when employee does not comply with Paragraph Fourth. For all other purposes, Employee's employment shall terminate on the Termination Date.

                  (b) Nothing in paragraph (a) of this Paragraph Third shall be construed to require the Corporation to maintain any employee or management benefit program solely for the purpose of covering or providing benefits to Employee.

                  (c) The Corporation shall promptly reimburse Employee for the reasonable legal fees and expenses incurred by Employee in connection with enforcing any right of Employee pursuant to paragraph (a) or (b) of Paragraph Second, or paragraph (a) of this Paragraph Third; PROVIDED, HOWEVER, that the Corporation will only reimburse Employee for such legal fees and expenses if, in connection with enforcing any right of Employee pursuant to this Agreement, either (i) a judgment has been rendered in favor of Employee by a duly authorized court of law, or (ii) the Corporation and Employee have entered into a settlement agreement providing for the payment to Employee of any or all amounts due hereunder.

                  (d) Notwithstanding any other provision of this Agreement, if the Employee's employment with the Corporation is terminated for any reason and
(i) the Employee has attained 65 years of age, (ii) for the 2-year period immediately prior to such termination the Employee is employed in a bona fide executive or a high policy-making position and (iii) the Employee is entitled to an immediate nonforfeitable annual retirement benefit from a pension, profit sharing, savings, or deferred compensation plan, or any combination of such plans, of the Corporation, which equals in the aggregate, at least $44,000, the Employee will not be entitled to any Termination Benefits hereunder.

                  FOURTH:  CONFIDENTIALITY AND NON-COMPETITION:
                  (a) Employee shall not, during the term hereof or subsequent to the Termination Date, divulge, furnish or make accessible to anyone (otherwise than as consented to by the Corporation) any knowledge or information, techniques, plans, trade or business secrets or confidential information relating to the business of the Corporation or with respect to any other confidential or secret aspect of the business of the Corporation, nor shall Employee make any use of the same for his own purposes or for the benefit of anyone under any circumstances; provided that, after the Termination Date, these restrictions shall not apply to such knowledge, techniques, plans, trade or business secrets or confidential information which is then in, or subsequently becomes part of, the public domain, except because of disclosure by Employee without the Corporation's consent.

                  (b) Except with the consent of the Corporation and provided the Corporation has made the payment required under clause (i) of paragraph (a) of Paragraph Third, for a period of one year after the Termination Date, Employee shall not engage in any business (whether as an officer, director, owner, employee, partner or other direct or indirect participant and except for and to the extent of any business engaged in by Employee at the Termination Date and consented to by the Corporation) competing with any portion of the steel business in which the Corporation is actively engaged in the United States as of the Termination Date. For such period, Employee also shall not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Corporation and any customer, supplier, lessor, lessee or employee of the Corporation.

                  (c) It is the desire of the parties that the provisions of this Paragraph Fourth be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of this Paragraph Fourth be adjudicated as invalid or unenforceable, this Paragraph Fourth shall be deemed amended to delete therefrom such portion so adjudicated, such deletion to apply only with respect to the operation of this Paragraph Fourth in the particular jurisdiction so adjudicating. If there is a breach or threatened breach of this Paragraph Fourth by Employee, the Corporation shall be entitled to an injunction restraining Employee from such breach, but nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies for such breach or threatened breach.

                  FIFTH: DISABILITY: If Employee is unable to render full-time services to the Corporation of the character required to perform the duties of his employment with the Corporation with reasonable efficiency for a period of six consecutive months, commencing after the date hereof, by reason of illness, disability or incapacity and the Corporation terminates Employee's employment thereafter, Employee shall not be entitled to any Termination Benefits hereunder; provided, that this Paragraph Fifth shall not apply in any case where Employee, upon such termination, would not qualify under any program of long-term disability benefits provided by the Corporation.

                  SIXTH: WAIVER OF BREACH: A waiver by the Corporation or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

                  SEVENTH: ENTIRE AGREEMENT: This Agreement contains the entire understanding and agreement between the parties and cannot be amended, modified or supplemented in any respect, except by an agreement in writing signed by the party against whom enforcement of any amendment, modification or supplement is sought.

                  EIGHTH: SUCCESSORS AND ASSIGNS: This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns including, without limitation, any corporation or other entity which may acquire all or substantially all of the capital stock, assets and/or business of the Corporation or with or into which the Corporation may be consolidated or merged, and Employee, his heirs, executors, administrators and legal representatives.

                  NINTH: GOVERNING LAW: This Agreement shall be governed by the laws of the State of West Virginia.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day written below.

                                             WEIRTON STEEL CORPORATION

Dated: December 20, 1995                     By:  /s/ RICHARD K.RIEDERER
       ------------                              ----------------------------
                                             Title:   President & CEO
                                                    -------------------------

                                             EMPLOYEE

                                             Name: /s/ EARL E. DAVIS, JR.
                                                   --------------------------
                                                   Earl E. Davis, Jr.
                                                   Vice President and CFO

                                             Address:   R.D. 1, Box 478C
                                                        St. Joseph Drive
                                                        Steubenville, OH